Exhibit 99.9

Date: September 22, 2017

Sea Limited

1 Fusionopolis Place, #17-10, Galaxis

Singapore 138522

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Sea Limited (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Registration Statement by the United States Securities and Exchange Commission.

[Signature page follows]

Yours faithfully,

/s/ Nicholas A. Nash
Name: Nicholas A. Nash

[Consent to Act as Director]